EXHIBIT 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY (AS DEFINED BELOW) RECEIVES AN OPINION OF COUNSEL TO THE COMPANY, THAT THIS NOTE MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

NEW LEAF BRANDS, INC.

No. N-150

Form of 10% Senior Secured Note

THIS SENIOR SECURED NOTE is issued by New Leaf Brands, Inc., a Nevada corporation, (the “Company”), having its principal place of business at 9380 E. Bahia Drive Suite A-201, Scottsdale, Arizona 85260, designated as its Secured 10% Note  (this note, the “Note” and, collectively with the other notes of such series, the “Notes”).

FOR VALUE RECEIVED, the Company promises to pay to the holders or their registered assigns (the “Holders”), or shall have paid pursuant to the terms hereunder, the principal sum of $1,500,000 (the “Principal Amount”) on May 24, 2010 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holders on the then outstanding principal amount of this Note in accordance with the provisions hereof.

Each payment by the Company pursuant to this Note shall be made without set-off or counterclaim and shall be made in lawful currency of the United States of America and in immediately available funds.

The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees to pay to the Payee, on demand, all costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement and collection of this Note.

This Note is issued in a private placement of units consisting of notes (the “Notes”) and shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to a Term Sheet Agreement between the Company, on one hand, and one or more investors, including the Payee, on the other hand (the “Term Sheet”).  Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to those terms, conditions, covenants and agreements contained in that certain Term Sheet that are expressly applicable to the Notes.  Reference to the Term Sheet in no way shall impair the absolute and unconditional obligation of the Company to pay both principal hereof and interest hereon as provided herein.

1.

Prepayment.  The Principal Amount of this Note and accrued interest thereon may be prepaid by the Company in whole or in part at any time without premium or penalty.

2.

Prepayment Upon Other Financings. The Notes immediately and without notice mature upon (i) the consummation by the Company of a merger, business combination, sale of all or substantially all of the Company’s assets or other change of control; or (ii) the Company securing a bank financing for working capital and when accomplished the funds will first be used to pay off the note holders fully. If the bank financing does not materialize or is insufficient to pay the note holders, future financings will first be used to pay off the notes or (iii) following the closing of any equity or debt financing (but excluding a Friends and Family Offering or Operational Finance) into the Company. In addition, (a) Friends and Family Offering (defined as a Company marketed best-efforts equity offering of up to $1,500,000 that closes by January 15, 2010) will not require a prepayment of this Note. (b) Operational Finance, defined as any Financing for normal daily operations such as office equipment or corporate credit cards and will not require a prepayment of this Note.

A.

Interest.

(i)

Base Interest Rate.  Subject to Section 2.A.(ii) below, the outstanding Principal Amount shall bear interest at the simple rate of ten percent (10%) per annum.

(ii)

Payment of Interest.  This Note pays simple interest of 10% per annum assuming a 360 day year.  The daily rate is 0.0002777 (the “Daily Rate”).  The Company will calculate the interest by taking the Daily Rate multiplied by the outstanding Principal Amount on that day which will equal the daily interest payment (the “Daily Interest Amount”).  The Company will add the Daily Interest Amount from and including the Issue Date through and including December 20, 2009 (the “Aggregate Interest Owed”).  The Company will pay the Holders the Aggregate Interest Owed on December 21, 2009.  For each subsequent month, the Company will calculate the Aggregate Interest Owed by the 19th of each month, or if the 19th is not a business day, then the first next subsequent business day (the “Interest Cut-off Date”).  The Company will pay the Aggregate Interest Owed on the subsequent business day following the Interest Cut-off Date.  The last interest payment will be made when the principal balance is paid in its entirety.

3.

Secured Obligation.  The obligations of the Company under this Note are secured by all accounts receivable and inventory present and after acquired of the Company and each subsidiary to be shared on a parri-passu basis relative to the number of Notes purchased by the Holders up to an aggregate total of $1,500,000 plus any accrued and outstanding interest on the Notes.

4.

Covenants of Company.

A.

Affirmative Covenants.  The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 4A:

(i)

Taxes and Levies.  The Company will promptly pay and discharge all material taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all material claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested.

(ii)

Maintenance of Existence.  The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company or otherwise in connection with an acquisition of the Company.

(iii)

Books and Records.  The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP.

(iv)

Notice of Certain Events.  The Company will give prompt written notice (with a description in reasonable detail) to the Payee of the occurrence of any Event of Default (as defined herein) or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default.

(v)

Use of Proceeds.  The Company agrees to use the proceeds from the issuance of this Note for working capital purposes.

B.

Negative Covenants.  The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 4B, except as consented to in writing by the Payee:

(i)

Before January 1, 2010 as long as any portion of this Note remains outstanding, unless the holders of 100% in principal amount of the then outstanding Notes shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly other than a “Friends and Family Offering or Operational Finance” enter into, create, incur, assume, guarantee or suffer to exist any equity financing or indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from;

(ii)

Liquidation, Dissolution. The Company will not liquidate or dissolve or consolidate with, or merge into or with, any corporation or entity, except if the Company is the surviving corporation of such merger or consolidation and no Event of Default shall occur as a result thereof.

(iii)

Proration of Payments.  The Company shall not make or permit any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of the Principal Amount or interest payable hereunder in excess of the Payee’s pro rata share of payments then being made in respect of all Notes.

(iv)

Dividends.  The Company will not declare or pay any cash dividends or distributions on any of its outstanding common stock until this Note is paid in full.

5.

Events of Default.

A.

An “Event of Default” shall have occurred in the event the Company shall default in the payment of the Principal Amount and accrued interest (per to Section 2a) hereof when and as the same shall become due and payable, whether by acceleration or otherwise, which default shall continue uncured for ten (10) business days.

B.

Remedies.  In the event that an such default as described in this Section 5(A) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Payee may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount of this Note, together with accrued interest thereon to be due and payable, whereupon the full unpaid Principal Amount and such accrued interest shall be and become immediately due and payable, without further notice, demand, or presentment.  In case any Event of Default shall occur and be continuing, the Payee may proceed to protect and enforce its rights by a proceeding seeking the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as the Payee shall determine.

6.

Amendments, Waivers, Severability.

A.

The provisions of this Note may not be amended, modified or changed except by an instrument in writing signed by 100% of the Noteholders.

B.

No failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

C.

To the extent that the Company makes a payment or payments to the Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies thereof, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

D.

After any waiver, amendment or supplement under this section becomes effective, the Company shall mail to the Payee a copy thereof.

E.

If any provision of this Note or the application thereof to any person or circumstances shall be held invalid or unenforceable by any court or other governmental authority to any extent, the remainder of this Note and the application of such provisions to other persons or circumstances shall not affected thereby and shall remain enforceable.

7.

Miscellaneous

A.

Registered Holders.  The Company may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Company shall not be affected by any notice to the contrary.   In case of transfer of this Note by operation of law, the transferee agrees to notify the Company of such transfer and of its address, and to submit appropriate evidence regarding such transfer so that this Note may be registered in the name of the transferee.  This Note is transferable only on the books of the Company by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed.  Communications sent to any registered owner shall be effective as against all Holders or transferees of the Note not registered at the time of sending the communication.

B.

Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within such State, without regard to principles of conflicts of law.  The Company hereby waives any right to stay or dismiss on the basis of forum non conveniens any action or proceeding brought before the courts of the State of New York sitting in the City of New York or of United States of America for the Southern District of New York and hereby submits to the jurisdiction of such courts.

C.

Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct debt obligation of the Company.

D.

Attorneys’ Fees.  Notwithstanding any provision hereof to the contrary, if any dispute arises regarding this Note, the prevailing party shall, in addition to any other relief to which it is entitled, be entitled to an award of its reasonable attorneys’ fees and all of its other reasonable costs incurred in connection with such dispute.

8.

Notices.  Unless otherwise provided, all notices required or permitted under this Note shall be in writing and shall be sufficient if personally delivered, sent by facsimile, or sent by registered or certified mail or Federal Express or other nationally recognized overnight delivery service.  Any notices shall be deemed given upon the earlier of the date when received at, the day when delivered via facsimile or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address set forth below, unless such address is changed by notice to the other party hereto (provided that notice of change of address shall be effective upon receipt by the party to whom such notice is addressed).

If sent to the Company, notices shall be sent to the following address:

New Leaf Brands, Inc.

9380 E. Bahia Drive, Suite A-201

Scottsdale, AZ  85260

Attn: Chief Executive Officer

Facsimile: (480) 483-2168

A.

Parties in Interest.  All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

B.

Waiver of Jury Trial.  THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE’S PURCHASING THIS NOTE.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer as of November 24, 2009.

NEW LEAF BRANDS, INC.

By	/s/ Eric Skae
Name:	Eric Skae
Title:	Chief Executive Officer